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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
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         Date of Report (Date of Earliest Event Reported): July 1, 2002

                      North Atlantic Trading Company, Inc.
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             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

             333-31931                                 13-3961898
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      (Commission File Number)             (I.R.S. Employer Identification No.)

        257 Park Avenue South
          New York, New York                               10010-7304
(Address of Principal Executive offices)                   (Zip Code)
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                                 (212) 253-8185
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               (Registrant's Telephone Number, Including Area Code

                                 Not Applicable
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          (Former Name or Former Address, if changed Since Last Report)
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Item 5.           Other Events.

                  On July 1, 2002, North Atlantic Trading Company, Inc. ("NATC") began soliciting consents (the "Consents") from registered holders of its 12% Senior Exchange Payment-In-Kind Preferred Stock, par value $.01 per share (the "Preferred Stock"), to certain amendments (the "Proposed Amendments") to the certificate of incorporation of NATC which will amend the terms of the Preferred Stock. The Proposed Amendments require (i) the consent of the holders of at least a majority of the issued and outstanding shares of common stock of NATC, which consent has already been obtained, and (ii) the Consents of the registered holders of at least a majority of the issued and outstanding shares of Preferred Stock (the "Requisite Consents") which consents, as described below, will be received.

                  The Proposed Amendments would, among other things, (i) accelerate the mandatory redemption date of the Preferred Stock from June 15, 2007 to June 15, 2005, which would require NATC to redeem the Preferred Stock at an earlier date, (ii) lower the liquidation preference from $25.00 to $22.00 per share, which would lower NATC's cost of redeeming the Preferred Stock and lower the amount of dividends payable thereon (which dividends are equal to 12% of the liquidation preference per annum), (iii) eliminate any redemption premium, which would lower NATC's potential cost of redeeming the Preferred Stock prior to June 15, 2005, (iv) reduce the repurchase price that NATC must offer the holders of Preferred Stock upon a change of control from 101% to 100% of the liquidation preference, which would lower NATC's potential cost of any such repurchase obligation, (v) permit future dividends to be paid through the issuance of additional shares of preferred stock, which would provide NATC with greater flexibility in financing its operations, and (vi) include a definition for the term "Permitted Investments", which definition was inadvertently omitted from the Certificate of Designation pursuant to which the Preferred Stock was created. Consenting holders of shares of Preferred Stock would receive the "Consent Payment" described below.

                  NATC will pay to each registered holder of shares of Preferred Stock from whom a properly completed and duly executed Consent Form is received on or prior to the expiration date (currently July 29, 2002) of the consent solicitation, and not revoked prior to such expiration date, $0.40 in cash for each share of Preferred Stock that is the subject of that Consent Form (each a "Consent Payment").

                  Guggenheim Investment Management, L.L.C., its affiliates and accounts managed by Guggenheim Investment Management, L.L.C. or its affiliates (collectively, "Guggenheim"), are the beneficial owners of 1,941,099 shares of Preferred Stock, representing 78.8% of the issued and outstanding shares of Preferred Stock. Guggenheim has agreed to consent to the Proposed Amendments and not to withdraw such consent. As a result, the Requisite Consents will be received because Guggenheim currently holds a majority of the issued and outstanding Preferred Stock. In consideration therefor, NATC paid Guggenheim the amount of $776,439.60, which is equal to the Consent Payment for each share of Preferred Stock owned by Guggenheim.

                  NATC intends to refinance its 11% Senior Notes due 2004 (the "Notes") prior to their scheduled maturity on June 15, 2004. In connection therewith, NATC would be required to refinance its senior bank credit facilities (the "Senior Credit Facilities") and would likely refinance the Preferred Stock at the same time. Currently, there are $155 million in principal amount of Notes outstanding, $11.25 million in principal amount outstanding under the Senior Credit Facilities, and 2,463,471 shares of Preferred Stock outstanding. NATC estimates that an aggregate of $230 million of funding will be required to refinance the obligations described above. Pursuant to a Commitment Letter, dated June 28, 2002, Guggenheim has committed to provide up to $30,000,000 of subordinated debt financing to NATC in connection with any approved recapitalization of NATC. This commitment, which is subject to customary conditions to funding, expires on December 31, 2002.


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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                              NORTH ATLANTIC TRADING COMPANY, INC.


Date:    July 1, 2002         By: /s/ David I. Brunson
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                                      Name:  David I. Brunson
                                      Title: President